REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

EquiTrust Life Insurance Company

We have audited the balance sheets of EquiTrust Life Insurance Company as of December 31, 2006 and 2005, and the related statements of income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated April 6, 2007 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24 of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 6, 2007

Schedule I-Summary of Investments-Other

Than Investments in Related Parties

EQUITRUST LIFE INSURANCE COMPANY

December 31, 2006

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,103,715	$2,095,927	$2,095,927
Mortgage and asset-backed securities	1,186,624	1,179,262	1,179,262
United States Government and agencies	247,473	240,440	240,440
State, municipal and other governments	662,033	661,989	661,989
Public utilities	303,550	302,581	302,581
Redeemable preferred stocks	10,698	10,572	10,572

Total	4,514,093	$4,490,771	4,490,771

Fixed maturity securities, trading	15,001	$14,927	14,927
Mortgage loans on real estate	451,093		450,967
Derivative instruments	79,055	121,584	121,584
Policy loans	20,529		20,529
Short-term investments	20,718		20,718

	$5,100,489		$5,119,496

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for derivative instruments, and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III-Supplementary Insurance Information

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2006:
Traditional Annuity-Exclusive Distribution	$—	$522	$—	$—
Traditional Annuity-Independent Distribution	384,641	5,367,564	—	1,268
Traditional and Universal Life Insurance	21,096	208,181	1,408	10,193
Variable	15,573	14,028	534	—
Impact of unrealized gains/losses	10,534	—	4	—

Total	$431,844	$5,590,295	$1,946	$11,461

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$55	$579	$—	$—
Traditional Annuity-Independent Distribution	290,513	3,571,284	—	977
Traditional and Universal Life Insurance	23,247	213,547	1,407	10,337
Variable	13,205	14,675	481	—
Impact of unrealized gains/losses	(3,342)	—	—	—

Total	$323,678	$3,800,085	$1,888	$11,314

December 31, 2004:
Traditional Annuity-Independent Distribution	$232,379	$2,709,969	$—	$1,727
Traditional and Universal Life Insurance	25,177	217,215	1,319	10,244
Variable	14,927	14,483	448	—
Impact of unrealized gains/losses	(21,009)	—	—	—

Total	$251,474	$2,941,667	$1,767	$11,971

Schedule III-Supplementary Insurance Information (Continued)

EQUITRUST LIFE INSURANE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium Revenues	Net investment income (1)	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses (2)
	(Dollars in thousands)
December 31, 2006:
Traditional Annuity-Exclusive Distribution	$9	$16	$23	$55	$347
Traditional Annuity-Independent Distribution	15,612	222,897	155,787	39,550	16,207
Traditional and Universal Life Insurance	13,830	14,811	15,986	1,329	3,718
Variable	3,121	739	1,087	1,178	4,868
Corporate and Other	—	1,563	—	—	470
Change in net unrealized gains/losses on derivatives	—	—	71,428	1,752	—
Impact of realized gains/losses	—	—	18	(16)	—

Total	$32,572	$240,026	$244,329	$43,848	$25,610

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$—	$14	$12	—	$489
Traditional Annuity-Independent Distribution	10,895	160,303	108,529	30,559	11,717
Traditional and Universal Life Insurance	14,264	15,447	16,465	2,195	5,421
Variable	2,979	671	504	2,253	3,161
Corporate and Other	—	1,345	—	—	308
Change in net unrealized gains/losses on derivatives	—	—	5,123	(1,848)	—
Impact of realized gains/losses	—	—	(12)	(88)	—

Total	$28,138	$177,780	$130,621	$33,071	$21,096

December 31, 2004:
Traditional Annuity-Independent Distribution	$7,593	$124,712	$92,497	$24,711	$9,772
Traditional and Universal Life Insurance	14,719	15,653	17,679	1,614	3,507
Variable	2,405	966	406	(23)	2,805
Corporate and Other	—	230	—	—	891
Change in net unrealized gains/losses on derivatives	—	—	6,349	788	—
Impact of realized gains/losses	—	—	70	295	—

Total	$24,717	$141,561	$117,001	$27,385	$16,975

(1)	Net investment income is allocated to the segments based upon the investments held by the respective segment. Beginning in 2005, we changed the allocation of capital among our segments to be consistent with a change in how we manage capital at the segment level. Accordingly, operating revenues and pre-tax operating income (loss) by segment for 2005 are impacted by the income on the investments transferred. See Note 12 to the financial statements for more information.

(2)	Beginning in 2005, we changed the method in which indirect expenses (those expenses for which we do not have a reliable basis such as time studies for allocating the costs) are allocated among the segments from a pro rata method based on allocated capital to a pro rata method based on direct expenses. See Note 12 to the financial statements for more information.

Schedule IV-Reinsurance

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other company	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2006:
Life insurance in force, at end of year	$607,035	$399,946	$1,626,519	$1,833,608	88.7%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$7,899	$1,432	$21,934	$28,401	77.2%
Traditional life insurance premiums	161	81	4,091	4,171	98.1

	$8,060	$1,513	$26,025	$32,572	79.9%

Year ended December 31, 2005:
Life insurance in force, at end of year	$612,782	$385,531	$1,844,484	$2,071,735	89.0%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$4,722	$1,457	$20,356	$23,621	86.2%
Traditional life insurance premiums	140	90	4,467	4,517	98.9

	$4,862	$1,547	$24,823	$28,138	88.2%

Year ended December 31, 2004:
Life insurance in force, at end of year	$579,301	$365,200	$1,843,537	$2,057,638	89.6%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$3,108	$1,380	$18,248	$19,976	91.3%
Traditional life insurance premiums	90	89	4,740	4,741	100.0

	$3,198	$1,469	$22,988	$24,717	93.0%